Exhibit 10.41

R E S T R I C T E D  S T O C K  U N I T  A W A R D  A G R E E M E N T

Non-transferable Grant to

[•]

(“Grantee”)

by Citi Trends, Inc. (the “Company”) of

          restricted stock units convertible into shares of its common stock, par value $0.01 per share, as provided herein (the “Units") pursuant to and subject to the provisions of the Citi Trends 2012 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).  By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Agreement and the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Grant Date of Award:             [•]

Expiration Date of Award:     [•]

The Units shall vest (become non-forfeitable) in accordance with the following schedule:

Vesting Date	Percent of Units Vested
The date on which the closing price of the Company’s common stock has averaged $ [•] over a period of 20 consecutive trading days.	[•]%
The date on which the closing price of the Company’s common stock has averaged $ [•] over a period of 20 consecutive trading days.	[•]%
The date on which the closing price of the Company’s common stock has averaged $ [•] over a period of 20 consecutive trading days.	[•]%

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Agreement to be duly executed.

CITI TRENDS, INC.

By:

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TERMS AND CONDITIONS

1.  Grant of Units.  The Company hereby grants to the Grantee named on page 1 hereof, subject to the restrictions and the terms and conditions set forth in the Plan and in this award agreement (this “Agreement”), the number of restricted stock units indicated on page 1 hereof (the “Units”) which represent the right to receive an equal number of shares of the Company’s $0.01 par value common stock (“Stock”) on the terms set forth in this Agreement.

2.  Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable prior to the Expiration Date as to the percentages of the Units specified on page 1 hereof, based on attainment of the stock price goals and on the respective dates specified on page 1 hereof, or earlier upon a Change of Control as described in the next paragraph (the “Vesting Date”).

Notwithstanding anything herein to the contrary, upon a Change of Control of the Company that qualifies as a “Business Combination” (as defined in Section 2.1(g)(iii) of the Plan) or that otherwise qualifies as a Change in Control under Section 2.1(g)(iii) and results in a distribution of proceeds of the Change in Control transaction to the shareholders of the Company, the Units shall vest based on attainment of the stock price goals specified on page 1 hereof determined based on the value of the stock as established by reference to the Change in Control transaction (as determined by the Committee in good faith), and without the requirement that such stock price goals be maintained for 20 consecutive days.

3.  Expiration of Units.  The term of the Units will be for a period of three years, expiring on the third anniversary of the Grant Date (the “Expiration Date”)  Any unvested Units will terminate (and Grantee shall forfeit all right, title and interest in and to such unvested Units) prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) 30 days after the termination of Grantee’s employment for any reason other than (i) by reason of death or Disability, or (ii) by the Company for Cause.

(b) 12 months after the termination of Grantee’s employment by reason of death or Disability.

(c)upon termination of Grantee’s employment for Cause.

4.  Conversion to Stock.  Unless the Units expire prior to the Vesting Date as provided in sections 3 above, the Units will be converted on the Vesting Date to actual shares of Stock, and such Shares will be registered on the books of the Company in the name of Grantee (or in street name to Grantee’s brokerage account) as of the Vesting Date in uncertificated (book-entry) form unless Grantee requests a stock certificate or certificates for the Shares.

5. Dividend Rights.  Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Stock, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the restrictions set forth in this award agreement.  Such dividends shall be subject to the same vesting restrictions as the Stock to which they relate.  Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee promptly upon the expiration of the restrictions set forth in this award agreement (and in any event within 30 days of the date of such expiration).

6.  Restrictions on Transfer.  No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate.  Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7. Limitation of Rights.  The Units do not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company.

8.    Payment of Taxes.  Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount.  To the extent not prohibited by applicable laws or regulations, Grantee may elect that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold from the Units upon settlement a number of shares of Stock having a Fair Market Value on the date of withholding, equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee. Unless otherwise determined by the Committee, the withholding requirement shall be satisfied by withholding Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements.

9.  Amendment.  The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

10.  Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Successors.  This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12.  Severability.  If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13.  Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Citi Trends, Inc., 104 Coleman Blvd. Savannah, GA 31408, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

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